Exhibit 99.1

For More Information Contact:

James E. Fickenscher/CFO	Felicia Vonella
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321 -5902	(212) 867-1762
jfickenscher@auxilium.com	fvonella@lazarpartners.com

Cobra and Auxilium Announce Extension of Agreement to

Manufacture AA4500 for

Auxilium Pharmaceuticals, Inc.

Keele, UK, and Malvern, Pennsylvania, USA :2 August 2005 – Cobra Biomanufacturing Plc (AIM: CBF) and Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL) jointly announce their agreement for the production and supply of the protein biopharmaceutical AA4500. Under the agreement, Cobra will provide scale up and cGMP manufacturing services and supply of drug for Phase II/III clinical trials. AA4500 is being developed by Auxilium as a potential treatment of Peyronie’s Disease and Dupuytren’s Disease and has been granted orphan drug status by the FDA.

Currently, there are no approved treatments for these conditions. The value of the agreement is in excess of $3.3 million for process development and clinical lot production through 2006.

David Thatcher, Chief Executive of Cobra Biomanufacturing commented:

“This agreement cements a strong and productive relationship with Auxilium and gives Cobra the opportunity to deploy its skills in biologics process development and production of this potentially exciting and innovative product candidate. This contract is a milestone in Cobra’s development and represents a major step forward and opportunity in maximizing value from Cobra’s expertise in manufacture of protein biopharmaceuticals.”

Ms. Gerri Henwood, Chief Executive of Auxilium Pharmaceuticals Inc commented:

“We have been impressed with Cobra’s expertise and track record in protein process development and their ability to take on the challenging scale up and development of novel protein products. We feel confident that Cobra will deliver us quality AA4500 for our Phase II/ III clinical trials. We believe their capabilities and experience make Cobra a great fit with our manufacturing requirements.”

About Auxilium Pharmaceuticals

Auxilium Pharmaceuticals, Inc. is a specialty pharmaceutical company with a focus on urology and sexual health. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its sales and marketing team of more than 110 people. The company is developing a product in Phase II for treatment of

Peyronie’s Disease and Dupuytren’s Disease, products for testosterone replacement, overactive bladder and pain using our licensed transmucosal film delivery system, as well as other products for urologic and sexual health. For additional information, visit http://www.auxilium.com.

About Cobra Biomanufacturing Plc

Cobra Biomanufacturing Plc is a leading international manufacturer of biopharmaceuticals to the lifescience industry. Founded in 1992, Cobra provides innovative manufacturing solutions to the biopharmaceutical industry covering DNA, virus, cellular therapeutics and recombinant protein products.

www.cobrabio.com

Safe Harbor Statement

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the quality of AA4500 produced pursuant to the agreement with Cobra, the value of AA4500 as a treatmenet option for Peyronie’s or Dupuytren’s Diseases, Cobra’s fit with Auxilium’s manufacturing requirements, and the development, benefits and efficiencies of transmucosal film technology, and Auxilium’s testosterone replacement, overactive bladder and pain product candidates utilizing transmucosal film technology. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for Auxilium, statements regarding forward-looking financial information and other statements containing the words “believe,” “feel,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to Auxilium, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in Auxilium’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 under the heading “Factors That May Affect Our Future Results”, which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investor Relations – SEC Filings.” There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this release. Auxilium anticipates that subsequent events and developments will cause Auxilium’s assessments to change. However, while Auxilium may elect to update these forward-looking statements at some point in the future, Auxilium specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Auxilium’s assessments as of any date subsequent to the date of this release.